EXHIBIT 23.1 — CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated May 31, 2011, with respect to the consolidated financial statements in the Annual Report of Morgan’s Foods, Inc. on Form 10-K for the year ended February 27, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statement of Morgan’s Foods, Inc. on Form S-8 (File No. 333-91157, effective November 17, 1999).
/s/ GRANT THORNTON LLP
Cleveland, Ohio
May 31, 2011